SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

TERAFORCE TECHNOLOGY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: __________________________________
(2)	Aggregate number of securities to which transaction applies: __________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:
__________________________________________________________________________________
(4)	Proposed maximum aggregate value of transaction: _________________________________________
(5)	Total fee paid: ______________________________________________________________________

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: _____________________________________________________________
(2)	Form, Schedule or Registration Statement No.: ____________________________________________
(3)	Filing Party:________________________________________________________________________
(4)	Date Filed: _________________________________________________________________________

TERAFORCE TECHNOLOGY CORPORATION

To the Stockholders of TeraForce Technology Corporation:

     The Company’s Annual Meeting of Stockholders for 2003 has been called for 1:00 p.m. CDT on Wednesday, May 19, 2004, at the Company’s offices, 1240 East Campbell Road, Richardson, Texas 75081.

     You are requested to participate in person or by proxy by voting on the matters presented for action at the meeting as described in the attached Notice of Annual Meeting and Proxy Statement. The Company’s business strategy and progress will be reviewed at the meeting. Directors and officers will be participating and available to respond to stockholder inquiries.

     The Company’s Annual Report for the year ended December 31, 2003, is enclosed as filed on Form 10-K with the Securities and Exchange Commission. The report includes an overview of the Company’s business, an outline of risk factors, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such presentations are intended to cover changes in the Company’s business strategy and operations that are expected to underlie the Company’s prospects for growth and value.

     We cordially invite you to attend the meeting. Your support is important and we encourage you to vote “yes” on the agenda items. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

     Thank you for your time and consideration to respond to this request

Sincerely,

Herman M. Frietsch
Chairman and Chief Executive Officer
On Behalf of the Board of Directors and Management of the Company

Enclosures

April 5, 2004

TERAFORCE TECHNOLOGY CORPORATION
NOTICE OF THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 19, 2004

To the Stockholders of TeraForce Technology Corporation:

     We hereby give you notice that the 2003 Annual Meeting of Stockholders (the “Meeting”) of TeraForce Technology Corporation (the “Company”) will be held on Wednesday, May 19, 2004, at 1:00 p.m. (Central Daylight Time) at the Company’s offices at 1240 East Campbell Road, Richardson, Texas 75081 for the purpose of considering and voting upon the following matters:

1.	To elect four (4) directors of the Company;

2.	To consider and vote upon a proposal to increase the number of shares reserved for issuance under the Company’s Amended and Restated Stock Incentive Plan;

3.	To consider and vote upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of the Company’s common stock, par value $0.01 (the “Common Stock”), authorized for issuance from 200,000,000 to 250,000,000.

4.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as independent certified public accountants of the Company for 2004; and

5.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Your Board of Directors recommends that you vote “FOR” the nominees to the Board and the other proposals set before you. We have fixed the close of business on March 29, 2004, as the record date for the Meeting, and only holders of Common Stock of record at that date are entitled to receive notice of, and to vote at the Meeting or any adjournment thereof. At the record date 130,982,122 shares of common stock were issued and outstanding.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. BY PROMPTLY RETURNING YOUR PROXY, YOU WILL SAVE THE EXPENSE INVOLVED WITH FURTHER COMMUNICATION. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Robert P. Capps Secretary
Richardson, Texas

April 5, 2004

TERAFORCE TECHNOLOGY CORPORATION

1240 East Campbell Road
Richardson, Texas 75081
(469-330-4960)

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 19, 2004

     This Proxy Statement accompanies the Notice (the “Notice”) of the Annual Meeting of Stockholders of TeraForce Technology Corporation (the “Company”) and is furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders of the Company (the “Meeting”) and at any and all adjournments of such Meeting. The Meeting is to be held on May 19, 2004, at the Company’s offices at 1240 East Campbell Road, Richardson, Texas 75081. The record date for determining stockholders entitled to vote at the annual meeting is March 29, 2004.

     The Company’s Annual Report for the year ended December 31, 2003 is being mailed to stockholders with the mailing of the Notice of Meeting and this Proxy Statement. The Notice of Meeting, this Proxy Statement, the Annual Report, and the enclosed proxy are being first mailed or delivered to stockholders on or about April 5, 2004.

     At the Meeting, holders of the Company’s Common Stock, $0.01 par value (the “Common Stock”), will vote upon the proposals set forth in this Proxy Statement. We have presented the following questions and answers section to provide you answers to commonly asked questions.

ABOUT THE MEETING

          When and where is the Meeting?

          Our annual meeting will take place on Wednesday, May 19, 2004, at 1:00 p.m. (Central Daylight Time) at the Company’s offices located at 1240 East Campbell Road, Richardson, Texas 75081.

          What will be voted on at the Meeting?

          Stockholders will vote upon the following matters: (1) the election of nominees to the Board of Directors; (2) an amendment to the Company’s Stock Incentive Plan to increase the number of shares reserved for issuance under the plan; (3) an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance; (4) the ratification of the appointment of Grant Thornton LLP as the independent certified public accountants of the Company; and (5) such other business as may properly come before the meeting or any adjournment thereof.

          What information will I receive?

          Copies of (a) our Annual Report on Form 10-K for the year ended December 31, 2003, (b) the Notice of Annual Meeting of Stockholders, (c) this Proxy Statement, and (d) the enclosed proxy card are being mailed or delivered in a single envelope to stockholders on April 5, 2004.

     Who can attend the Meeting?

     All holders of our Common Stock outstanding as of the Record Date, or their duly appointed proxies, may attend the Meeting.

     If you hold your shares in “street name”, that is, through a broker of other nominee, you will need to bring a copy of a brokerage or other nominee statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting. You cannot vote these shares unless you also bring a broker issued proxy as discussed below.

     Who can vote at the Meeting?

     Only stockholders of record as of the close of business on March 29, 2004 (the “Record Date”) will be entitled to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were 130,982,122 shares of the Company’s Common Stock issued and outstanding.

     How do I vote?

     If you hold your shares as a stockholder of record, you can vote by proxy or in person at the Meeting. To vote by proxy you should mark, date, sign and mail the enclosed proxy card in the enclosed prepaid envelope. The proxies identified on the back of the proxy card will vote the shares of which you are a stockholder of record in accordance with your instructions. Giving a proxy will not affect your right to vote in person but by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Secretary of the Company written notice of your revocation or by submitting a later-dated proxy. If you execute, date and return your proxy, but do not mark your voting preference, the shares represented by proxy will be voted as recommended by the Board of Directors. Thus, if no directions are given, the proxy will be voted FOR the proposals.

     Many of our stockholders hold their stock in “street name”. To hold shares in “street name” means that the shares are registered in the name of their broker, bank or other nominee rather in the stockholders own name. The street name holder should provide to you, along with these proxy solicitation materials that we have provided to the street name holder, the street name holder’s own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the annual meeting, you must contact your broker directly in order to obtain a proxy card issued to you by your street name holder. A broker letter that identifies you as a stockholder is not the same as a broker issued proxy. If you hold your shares in street name and you fail to bring a broker issued proxy to the Meeting, you will not be able to vote these shares at the Meeting.

     If you hold your shares in street name through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these “broker non-votes” will, however, be counted in determining whether there is a quorum present at the Meeting.

     How many votes can I cast?

     Each stockholder of record as of the Record Date is entitled to one vote at the Meeting for each share of Common Stock held.

     Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the secretary of the Company either a notice of revocation or a proxy that you have executed bearing a later date. If you hold your shares in street name and you would like to vote your shares at the Meeting, you will also need to bring with you a legal proxy from your broker. The powers of the proxy holders will be suspended as to your shares if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.

     What happens if the annual meeting is postponed or adjourned?

     If the Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting. However, proxies may be revoked or withdrawn in the manner we describe above prior to the reconvened Meeting even if they have been voted on the same or any other matter at the postponed annual meeting.

     What constitutes quorum and how does it affect voting on the proposals?

     Voting can take place at the Meeting only if stockholders owning a majority of the voting power of the Common Stock outstanding (that is a majority of the total number of votes entitled to be cast) as of the Record Date are present in person or by proxy. If you submit a valid proxy card or attend the Meeting, your shares will be counted to determine whether there is a quorum. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the Meeting to proceed.

     What are the board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the board of directors. The board’s recommendations are set forth below together with the description of the proposals in this proxy statement. The board recommends a vote in favor of the election of four directors to serve terms as described below or until their successors are duly qualified and elected. The board of directors has unanimously nominated these persons for election as director. The board also recommends a vote in favor of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Additionally, the board recommends a vote in favor of an amendment to increase the number of shares reserved for issuance under our stock incentive plan and a vote in favor of the ratification of Grant Thornton LLP as our independent auditor for 2004.

     With respect to any other matters that properly come before the Meeting, the proxy holders will vote as recommended by the board of directors, or, if no recommendation is given, in their own discretion. The board of directors does not know of any other business to be presented at the annual meeting.

     How are abstentions and broker non-votes treated?

     Brokers and other nominee holders holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” means those votes that could have been cast on the matter in question by brokers and other nominee holders with respect to uninstructed shares if the brokers and other nominee holders had received their customers’ instructions. “Uninstructed shares” means those shares (i) held by a broker or other nominee who has not received instructions from its customers on the matters and (ii) the broker or other nominee has so notified the company on a proxy form in accordance with industry practice or has otherwise advised the company that the nominee lacks voting authority.

     The effect of broker non-votes and abstentions is described below in “Proposal 1: Election of Directors”, “Proposal 2: Increase the Number of Shares Available for Issuance Under the Company’s Amended and Restated Stock Incentive Plan”, “Proposal 3: Amendment to Certificate of Incorporation to Increase Authorized Shares”, and “Proposal 4: Ratification of Auditors”.

     Do stockholders have any appraisal rights?

     No, stockholders do not have any appraisal rights with respect to the matters to be voted upon at the Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is grouped into three classes. In accordance with our Restated By-Laws and Amended and Restated Certificate of Incorporation, the directors are elected for staggered three-year terms. One of three classes is elected each year to succeed the directors whose terms are expiring. We did not have an annual meeting in 2002 or in 2003. Accordingly, the term of all of our directors has expired or is expiring at this annual meeting. In accordance with our Restated By-Laws, upon expiration of the term of a director, that director continues to serve until the next annual meeting. Each of our four directors is standing for election in 2004. At the Meeting we will reinstate our classified board as required by our Amended and Restated Certificate of Incorporation. The directors are being nominated for terms expiring over a three-year period as indicated below.

Nominees for Election

Director Nominated for Term to Expire in 2005 (Class I).

Prinz Anton von Liechtenstein, 63, is a private investor and has been so for the past five years. Mr. von Liechtenstein has been a director of the Company since 1980. He is Chairman of the Stock Option Committee, Chairman of the Compensation Committee and serves as a member of the Audit Committee.

Director Nominated this Year for Term to Expire in 2006 (Class II).

Robert E. Garrison II, 62, has been President and a director of Sanders Morris Harris Group, Inc., a publicly traded financial services company, since January 1999. Mr. Garrison served as Executive Vice President of Investment Banking with Harris, Webb & Garrison, a regional investment banking and brokerage firm, from June 1994 to January 1999. Mr. Garrison is a director of First Capital Bankers, Inc. and Somerset House Publishing. Mr. Garrison is a Chartered Financial Analyst. He has been a Director of the Company since July 1997 and is Chairman of the Audit Committee and a member of the Stock Option Committee.

Directors Nominated for Terms to Expire in 2007 (Class III).

Herman M. Frietsch, 64, has served as Chairman of the Board of the Company since 1989, its Chief Executive Officer since February 1997 and a director since 1988. He was Executive Chairman from October 1995 to February 1997.

David H. Yedwab, 57, is Executive Vice President of the Eastern Management Group, a management-consulting firm, since 1987. Mr. Yedwab has been a director of the Company since July 2000 and serves as a member of both the Audit Committee and the Compensation Committee.

The affirmative vote of a plurality of the shares of common stock represented at the annual meeting will be required to elect each of these nominees. Votes may be cast in favor of or withheld with respect to each nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

For information relating to Common Stock owned by each of the directors see “Security Ownership of Certain Beneficial Owners and Management.”

The board of directors recommends a vote FOR the election of the nominees for directors named above.

PROPOSAL 2: INCREASE THE NUMBER OF SHARES AVAILABLE
FOR ISSUANCE UNDER THE COMPANY’S AMENDED AND RESTATED STOCK INCENTIVE
PLAN

Our Amended and Restated Stock Incentive Plan (the “Plan”) is a principal component of our compensation program for the purpose of tying individual compensation directly to stockholder value, specifically the market price of our Common Stock. The purposes of the Plan have been and continue to be to attract, retain, motivate and incentivize directors, executives, and key employees, to provide them with a strong incentive to advance the interests of the Company, and to otherwise align the interests of management more closely with that of the Company and its stockholders. We may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory options not intended to qualify as incentive options, award restricted stock, restricted stock units, performance units and bonus stock.

In 1995, the board of directors adopted the Plan and it was approved by our stockholders in December 1995. No stock option may be granted, and no restricted stock, restricted stock units, bonus stock or performance units payable in shares of Common Stock may be awarded under the Plan after December 13, 2005.

On May 9, 2002 the board of directors approved an amendment to the Plan, subject to stockholder approval, to increase the maximum number of shares of our Common Stock that may be issued under the Plan to 15,500,000 from 9,500,000 and on March 3, 2004 approved an amendment, subject to stockholder approval, to increase this maximum number to the greater of (i) 21,000,000 and (ii) a number of shares equal to 12% of the number of Fully Diluted Shares outstanding from time to time, subject to adjustment and substitution as set forth in Section 8 of the Plan. Fully Diluted Shares shall mean the a number equal to the sum of (a) the number of shares of Common Stock outstanding, (b) the number of shares of Common Stock reserved for issuance upon the conversion of convertible preferred stock, (c) the number of shares of Common Stock reserved for issuance upon the conversion of convertible debt and (d) the number of shares of Common Stock reserved for issuance upon the exercise of warrants. At the 2000 annual meeting (held in June 2001) the stockholders approved an amendment to the Plan that set the maximum number of shares of Common Stock that could be issued under the Plan at 9,500,000. As of February 29, 2004 the number of Fully Diluted Shares was approximately 173,000,000.

We have granted options to our executive officers and directors that are subject to amendment to the Plan that increased the maximum number of shares from 9,500,000 to 15,500,000. See “-Information Regarding Options Granted” for information regarding these options. We have granted no options that are subject to the amendment to the Plan that increases the maximum number of available shares beyond 15,500,000.

The Board believes these amendments are necessary in order to make shares available for future awards under the Plan, to allow the Company to grant additional shares to attract, motivate, and retain employees, consultants and directors of the Company and its subsidiaries. With respect to the number of shares presently authorized under the Plan, all of the shares presently available for awards under the Plan have been exhausted. Further, since the prior share authorization, the Company’s has capitalization has increased significantly. As the Company has changed its business focus stock options have become a key component of compensation and essentially all of our employees participate in the Plan. In view of the lack of shares remaining for grants under the Plan and the continuing need to attract and retain individuals of the highest caliber to management, employment and positions on the Board, the Board of Directors and the Committee have concluded that the maximum number of shares of Common Stock that may be issued under the Plan should be increased.

The amendment to the Plan must receive the affirmative vote of the majority of the shares of Common Stock represented at the annual meeting in order to be approved by our stockholders. Abstentions and broker non-votes will not have any effect on the outcome of the proposed amendment to the Plan.

The Board of Directors unanimously recommends a vote FOR the proposal to amend the Plan. Unless otherwise instructed, the enclosed proxy will be voted FOR such proposal.

The following is a summary of the material provisions of the Plan. The summary is subject to the terms of the Plan. The Company will provide, upon request, a copy of the full text of the Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Mr. Robert P. Capps, Secretary, TeraForce Technology Corporation, 1240 East Campbell Road, Richardson, Texas 75081.

Administration and Eligibility

The Plan is administered by the board of directors and by the stock option committee of the board of directors (the “Committee”). Subject to the provisions of the Plan, the Committee has authority to interpret the respective option agreements, award restricted stock, restricted stock units, performance units and bonus stock, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration and purposes of the Plan.

Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company; however, incentive stock options may be granted only to persons who are eligible to receive such options under Section 422 of the Code. The granting of options to directors and officers shall be determined either (a) by the full board of directors, or (b) the Committee.

Number of Shares

Subject to adjustment as provided in the Plan, the proposed amendment would increase the aggregate number of shares of our Common Stock authorized for issuance under the Plan to the greater of (i) 21,000,000 and (ii) a number of shares equal to 12% of the number of Fully Diluted Shares outstanding from time to time, subject to adjustment and substitution as set forth in Section 8 of the Plan. Fully Diluted Shares shall mean the a number equal to the sum of (a) the number of shares of Common Stock outstanding, (b) the number of shares of Common Stock reserved for issuance upon the conversion of convertible preferred stock, (c) the number of shares of Common Stock reserved for issuance upon the conversion of convertible debt and (d) the number of shares of Common Stock reserved for issuance upon the exercise of warrants. As of March 29, 2004, the Record Date for the Meeting, the Company has outstanding 131,257,321 shares of Common Stock, including 400,474 shares of treasury stock, no shares of Common Stock reserved for issuance upon conversion of convertible preferred stock, 24,257,500 shares of Common Stock reserved for issuance upon conversion of convertible debt, 28,136,282 shares of Common Stock reserved for issuance upon the exercise of warrants, or an aggregate of 183,651,103 Fully Diluted Shares. Twelve percent (12%) of this number would equal 22,038,132 shares. As more fully described below under “Proposal 3: Amendment of Certificate of Incorporation to Increase Authorized Shares,” the Company proposes to amend its Restated and Amended Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue to 250,000,000. Twelve percent (12%) of that number is 30,000,000. No more than 3,000,000 shares will be available for the grant of restricted stock or restricted stock units, no more than 5,000,000 shares will be available for the grant of incentive stock options. As of February 29, 2004, options to purchase a total 12,917,466 of shares of our common stock had been granted under the Plan, of which 5,776,236 are subject to the approval of the proposed increase in the maximum number of shares that can be issued under the Plan. The maximum number of shares of Common Stock with respect to all grants or awards, which may be granted to any one participant under the Plan, is 2,000,000 per calendar year. The Committee has authority to grant (1) stock options, (2) restricted stock, (3) restricted stock units, (4) performance units, and (5) bonus stock. These awards can be granted to officers, directors, consultants and employees of the Company. Each of type of award is described herein.

Exercise Price and Terms of Stock Options

The Committee has the authority to grant incentive stock options and non-qualified stock options to officers and key employees of the Company, and non-qualified stock options to non-employee directors. The Committee (or, in the alternative, the full Board of Directors), with respect to stock options, selects the exercise price per share of stock, provided the exercise price cannot be less than (a) 110% of fair market value per share for incentive stock options granted to a holder of more than 10% of the Company’s capital stock, (b) 100% of fair market value for incentive stock options generally, and (c) 75% of fair market value for non-qualified options. The option price may be paid in cash or Common Stock owned by the optionee as provided in the Plan. The Committee shall also determine the expiration of the option period within the requirements of the Plan. No stock options shall be exercisable later than 10 years after the date on which the option is granted. Incentive stock options granted to a holder of more than 10% of the Company’s capital stock, shall terminate no later than five years after the date on which the option is granted. In all cases, options shall be subject to earlier termination as provided in the Plan.

All options are nontransferable other than by will or the laws of descent and distribution. The Committee has the authority under the Plan to establish the option vesting schedule. Unless the stock option agreement with respect to any options otherwise provides, the options become exercisable on a cumulative basis of one-third of the total number of shares covered thereby on each of the first, second, and third anniversary dates of the option grant.

Holders of incentive stock options may generally exercise such options up to three months after voluntary termination of employment (which termination has been made with the consent of the Company), unless termination results from death or disability. If the termination is the result of death or disability, the options may be exercised at any time prior to the expiration date of such stock option or within one year after the date of termination of employment, whichever period is shorter. Holders of non-qualified options may exercise such options at any time prior to the expiration date of such non-qualified stock option or within one year after the date of voluntary termination of employment (which termination has been made with the consent of the Company), whichever period is shorter.

The Committee determines when options granted under the Plan become exercisable. However, if the employment terminates for any reason other than voluntary termination with the consent of the Company, retirement under a retirement plan of the Company, or death, all outstanding stock options shall automatically terminate.

The Committee may accelerate the date on which any option granted may be exercised, provided that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 promulgated under the Exchange Act.

The Committee has authority, with the consent of the effected optionee, to cancel or amend any outstanding options under the Plan and to grant substitute options covering the same or a different number of shares of Common Stock and having an exercise price per share which may be lower or higher than the exercise price per share of the outstanding options.

Restricted Stock or Restricted Stock Units

Restricted Common Stock or restricted stock units awarded by the Committee will be subject to such restrictions as the Committee may impose thereon and will be subject to forfeiture if certain events specified by the Committee occur prior to the lapse of the restrictions. These events may, in the discretion of the Committee, include termination of employment or directorship and/or performance-based events. The agreement between the Company and the grantee will set forth the number of shares of restricted stock or restricted stock units awarded to the grantee, the restrictions imposed thereon, the duration of such restrictions, the events that would result in a forfeiture and such other terms and conditions as the Committee in its discretion deems appropriate. Unless otherwise provided in the agreement, one-third of the shares of restricted stock or restricted stock units will vest on each of the first three anniversaries of the date of grant.

Following an award of restricted stock and prior to the lapse or termination of the applicable restrictions, stock certificates for the shares of restricted stock will be held in escrow. Upon the lapse or termination of the restrictions, the stock certificates will be delivered to the grantee. From the date a restricted stock award is effective, however, the grantee will be a stockholder with respect to the shares of restricted stock and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions imposed by the Committee.

Restricted stock or restricted stock units may be issued for no consideration or for such consideration as shall be determined at the time of the award by the Committee.

Performance Units

The Committee may award performance units (expressed in dollars or shares) to be earned by an award recipient based on the level of performance of the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the award recipient individually (a “Performance Target”) over a specified period of not less than one year (“Performance Period”). For each Performance Period the Committee will establish a Performance Target, and a Minimum Target which may be the same or less than the Performance Target. Targets may be expressed in terms of earnings per share, return on assets, return on equity, asset growth, ratio of capital to assets or such other level or levels of performance by the Company, a subsidiary or subsidiaries, a branch, department or other unit thereof or the award recipient individually as the Committee may establish.

An award recipient shall earn the performance unit in full by meeting the Performance Target for the Performance Period. If the Minimum Target has not been attained at the end of the Performance Period, the award recipient will not receive the performance unit. If the Minimum Target is attained but the Performance Target is not attained, the portion of the performance unit earned by the award recipient shall be determined by a formula established by the Committee.

Payment in respect of earned performance units, whether expressed in dollars or shares, may be made in cash, in Common Stock, or partly in cash and partly in Common Stock as determined by the Committee at the time of payment. For this purpose, performance units expressed in dollars will be converted to shares, and performance units expressed in shares will be converted to dollars, based on the fair market value of the Common Stock as of the date the amount payable is determined by the Committee.

Except as otherwise provided below under “Additional Rights in Certain Events,” if the employment of an awardee terminates prior to the close of a Performance Period for any reason other than (i) voluntary termination with the consent of the Company or a subsidiary, (ii) retirement under any retirement plan of the Company or a subsidiary, or (iii) death, the performance units of the awardee will be deemed not to have been earned, and no portion of such performance units may be paid. The Committee has discretion to pay all or any part of the performance unit based upon the extent to which the Committee determines the Performance Target or Minimum Target has been achieved as of the date an award recipient (i) is voluntarily terminated with the consent of the Company or a subsidiary, (ii) retires under any retirement plan of the Company or a subsidiary or (iii) dies during employment, based upon such other factors as the Committee may deem relevant.

Performance unit awards may have such other terms and conditions as the Committee in its discretion deems appropriate.

Bonus Stock

The Committee has the discretion to award bonus shares of Common Stock to eligible individuals in recognition of the contribution of the award recipient to the performance of the Company, a subsidiary or subsidiaries, or a branch, department or other unit of the Company, in recognition of the awardee’s individual performance or on the basis of such other factors as the Committee may deem relevant. Any bonus stock awarded would not be subject to any restrictions or possibilities of forfeiture.

Additional Rights in Certain Events

The Plan provides for certain additional rights upon the occurrence of one or more events described in Section 9 of the Plan. Such an event is deemed to have occurred when (1) the Company acquires actual knowledge that any person (other than the Company, a subsidiary or any employee benefit plan sponsored by the Company or a person approved under certain circumstances by the board of directors) has acquired beneficial ownership, directly or indirectly, of securities of the Company representing 20% or more of the voting power of the Company, (2) a tender offer is made to acquire securities of the

Company representing 20% or more of the voting power of the Company, (3) a person other than the Company solicits proxies relating to the election or removal of 50% or more of any class of the Board of Directors, or (4) the stockholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting company or any company which acquires the stock of the Company or more than 20% of its consolidated assets.

Unless the agreement between the Company and the awardee otherwise provides, if any Section 9 Event occurs (1) all outstanding stock options will become immediately and fully exercisable, (2) all stock options held by an awardee whose employment with the Company or a subsidiary terminates within one year of any Section 9 Event for any reason (other than voluntary termination with the consent of the Company or a subsidiary, retirement under any retirement plan of the Company or subsidiary, or death) will be exercisable for a period of three months from the date of such termination of employment, but in no event after the expiration date of the stock option, (3) all restrictions applicable to restricted stock awarded under the Plan will lapse, and (4) all performance units for which the Performance Period has not yet expired will be deemed to have been fully earned as of the date of the Section 9 Event, regardless of the attainment or non-attainment of the Performance Target or any Minimum Target.

Amendment and Termination

The board of directors may at any time modify or amend the Plan in any respect, provided that no such alteration or amendment of the Plan shall, without stockholder approval (i) increase by more than 10% the total number of shares which may be issued under the Plan to persons subject to Section 16 under the Securities Exchange Act of 1934 (“Section 16 Persons”), (ii) materially increase the benefits accruing under the Plan to Section 16 Persons, (iii) materially modify the requirements as to eligibility for participation in the Plan by Section 16 Persons, (iv) make any changes in the class of employees eligible to receive incentive stock options under the Plan, or (v) increase the number of shares with respect to which incentive stock options may be granted under the Plan. Termination or any amendment of the Plan shall not, without the consent of an optionee, adversely affect his or her rights under an option previously granted.

If an award recipient engages in a business which is in competition with the Company or any of its subsidiaries, the Company may immediately terminate all outstanding stock options held by the award recipient, declare forfeited all restricted stock held by the award recipient that is still restricted and terminate all outstanding performance unit awards held by the awardee for which the applicable Performance Period has not been completed. The preceding sentence shall not apply if (i) the exercise period of the stock option upon termination of employment or a directorship has been extended, (ii) the lapse of the restrictions applicable to the restricted stock has been accelerated or (iii) the performance unit has been deemed to have been earned as a result of the occurrence of a Section 9 Event.

The Plan shall terminate with respect to incentive stock options upon the earlier of December 13, 2005, or the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise or cancellation of options granted thereunder. The Plan shall terminate with respect to non-qualified options on December 13, 2005.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Plan and with respect to the sale of shares of Common Stock acquired under the Plan. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of shares of Common Stock acquired through the exercise of the option (“ISO Shares”). However, to the extent that the fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which the participant’s incentive stock options are exercisable for the first time during any year exceeds $100,000, the incentive stock options for the shares of Common Stock over $100,000 will be treated as non-qualified stock options, and not incentive stock options, for federal tax purposes, and the participant will recognize income as if the incentive stock options were non-qualified stock options.

In addition to the foregoing, if the fair market value of the ISO Shares exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

Generally, the tax consequences of selling ISO Shares will vary with the length of time that the participant has owned the ISO Shares at the time they are sold. If the participant sells ISO Shares after having owned such shares for at least two years from the date the option was granted (the “Grant Date”) and one year from the date the option was exercised (the “Exercise Date”), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Shares over the participant’s tax basis in the ISO Shares. If the amount received is less than the participant’s tax basis in the ISO Shares, then the participant will recognize long-term capital loss equal to the excess of the participant’s tax basis over the sale price of the ISO Shares.

The Company will not be entitled to a tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of ISO Shares if the participant sells the ISO Shares after having owned such shares for at least two years from the Grant Date and one year from the Exercise Date.

If the participant sells ISO Shares for more than the fair market value of such shares on the exercise date prior to having owned such shares for at least two years from the Grant Date and one year from the Exercise Date (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income for the tax year in which the Disqualifying Disposition occurs in an amount equal to the difference between the fair market value (or, if less, the sales price) of the stock on the date of exercise and the exercise price. The participant’s basis in the ISO Shares will be increased by an amount equal to the amount treated as ordinary compensation income due to such Disqualifying Disposition. Any amount received in such Disqualifying Disposition over the participant’s increased basis in the ISO Shares is treated as capital gain to the participant. This capital gain will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. This capital gain will be a long-term capital gain if the participant has held the ISO Shares for more than one year prior to the date of sale. If the price received for the ISO Shares is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary compensation income that the participant will recognize is the excess, if any, of the amount realized on the Disqualifying Disposition over the basis of the ISO Shares.

The Company will be entitled to a tax deduction in the amount of the ordinary compensation income realized by the participant provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Non-qualified Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-qualified stock option. Additionally, the Company will not be entitled to a tax deduction by reason of such grant. Unlike the case of an incentive stock option, however, a participant who exercises a non-qualified stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired through the exercise of the option (“NSO Shares”) on the Exercise Date over the exercise price. Upon such exercise of a non-qualified stock option, the Company may claim a tax deduction in the amount of the ordinary compensation income recognized by the participant provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

With respect to any NSO Shares, a participant’s tax basis in the NSO Shares will be equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Shares, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Shares over the participant’s tax basis in the NSO Shares. This capital gain or loss will be treated as short-term or long-term capital gain or loss, depending upon how long the participant has held the NSO Shares. The capital gain or loss will be a long-term gain or loss if the participant has held the NSO Shares for more than one year prior to the date of the sale.

Special Rule if Exercise Price is Paid For in Common Stock. If a participant pays the exercise price of a non-qualified stock option with previously-owned shares of Common Stock and the transaction is not a Disqualifying Disposition of shares of Common Stock previously acquired under an incentive stock option, the number of shares of Common Stock received equal to the number of shares of Common Stock surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for the shares of Common Stock received will be equal to the participant’s tax basis and holding period for the shares of Common Stock surrendered. The number of shares of Common Stock received in excess of the number of shares of Common Stock surrendered will be treated as ordinary compensation income to the participant to the extent of their fair market value. The participant’s tax basis in these shares of Common Stock will be equal to their fair market value on the Exercise Date, and the participant’s holding period for such shares will begin on the Exercise Date.

If the use of previously acquired shares of Common Stock to pay the exercise price of a non-qualified stock option constitutes a Disqualifying Disposition of shares of Common Stock previously acquired under an incentive stock option, the participant will have ordinary compensation income as a result of the Disqualifying Disposition in an amount equal to the excess of the fair market value of the shares of Common Stock surrendered, determined at the time such shares of Common Stock were originally acquired on exercise of the incentive stock option, over the aggregate exercise price paid for such shares of Common Stock. As discussed above, a Disqualifying Disposition of shares of Common Stock previously acquired under an incentive stock option occurs when the participant disposes of such shares before having owned such shares for at least two years from the Grant Date and one year from the Exercise Date. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares of Common Stock that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary compensation income recognized by the participant as a result of the Disqualifying Disposition.

Restricted Stock. A participant granted shares of restricted stock will recognize taxable income for federal income tax purposes at the time such participant’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. The amount of such income will be equal to the excess of the fair market value of the shares of restricted stock at the time the income is recognized over the amount (if any) paid by the participant for such shares of restricted stock. However, a participant who receives shares of restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of such shares to recognize ordinary compensation income on the date of transfer of the shares equal to the excess of the fair market value of such shares of restricted stock (determined without regard to the restrictions on such shares) over the purchase price, if any, of such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary compensation income any dividends received with respect to the shares of restricted stock. At the time of sale of such shares of restricted stock, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss), depending on the holding period. For purposes of determining any gain or loss realized, the participant’s tax basis will include the amount previously taxable as ordinary income.

The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as ordinary compensation income to the grantee provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Performance Units and Restricted Stock Units. A participant awarded performance units or restricted stock units generally will not recognize income upon the award of such units. Any cash or unrestricted shares of Common Stock received pursuant to the terms of the appropriate units will generally be treated as ordinary compensation income received by the awardee in the year in which the awardee receives such cash or unrestricted shares of Common Stock. In each case, the amount of ordinary compensation income will equal the excess of the amount of cash and the fair market value of the unrestricted shares of Common Stock on the date the income is recognized, over the amount, if any, paid by the participant pursuant to the awarded units. The Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as ordinary compensation income to the awardee provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code..

Bonus Stock. Any shares of Common Stock received pursuant to an award of shares of bonus stock will generally be treated as ordinary compensation income received by the awardee in the year in which the awardee receives such shares. In such case, the amount of ordinary compensation income will equal the fair market value of the unrestricted shares of Common Stock on the date the income is recognized. The Company or one of its subsidiaries generally will be entitled to a corresponding deduction for compensation paid in the same amount treated as ordinary compensation income to the awardee provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Federal Tax Withholding. Any ordinary compensation income realized by a participant upon the exercise of a non-qualified stock option or upon receipt of restricted stock, bonus stock, or cash or shares of Common Stock pursuant to performance units or restricted stock units is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of FICA and FUTA taxes. To satisfy this federal income tax withholding requirement, the Company will have the right to require that, as a condition to delivery of any certificate for shares of Common Stock, the participant remit to the Company an amount sufficient to satisfy the withholding requirements. Alternatively, the Company may withhold a portion of the cash or shares of Common Stock (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations.

Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the Common Stock. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the Company to employees by January 31 of the succeeding year.

Special Withholding Rules for Incentive Stock Options. According to Internal Revenue Service (“IRS”) Notice 2002-47, 2002-28 I.R.B. 97, the IRS’ current position is that it will not (1) assess FICA or FUTA taxes upon the exercise of an incentive stock option or the disposition of ISO Shares, and (2) will not treat the exercise of an incentive stock option, or the disposition of ISO Shares, as subject to federal income tax withholding. However, to the extent that a participant recognizes ordinary compensation income due to the sale of ISO Shares, the participant still must include compensation in income relating to the disposition of such shares. In addition, the Company must report on Form W-2 any payment to an employee (or former employee) that is at least $600 in a calendar year, even if the payment is not subject to federal income tax withholding.

Other Tax Matters. If a participant’s rights under the Plan are accelerated as a result of the occurrence of a Section 9 Event and the participant is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such participant may be included in determining whether such participant has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the participant on the value of such accelerated rights, and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above.

Amended and Restated Plan: New Plan Benefits

Grants and awards under the Plan, which may be made to Company executive officers, directors and other employees, are not presently determinable. If the stockholders approve the Plan, such grants and awards will be made at the discretion of the Committee or the board of directors in accordance with the compensation policies of the Compensation Committee, which are discussed in the “Compensation Committee Report on Executive Compensation”.

Information Regarding Options Granted

On May 9, 2002 the board of directors approved an amendment to the Plan that increased the shares available under the Plan from 9,500,000 to 15,000,000, subject to the approval of our stockholders. We have granted stock options to purchase our Common Stock pursuant to the Plan that are subject to the approval of this amendment. None of these options have been exercised. The following table describes the options that have been granted subject to this amendment.

	Number of
	Shares		Exercise Price	Value[1]
Herman M. Frietsch	717,454	[2]	$0.20	$259,570
	1,500,000	[3]	$0.16

Robert P. Capps	309,157	[2]	$0.20	$112,324
	650,000	[3]	$0.16

R. Eugene Helms	384,816	[2]	$0.20	$138,633
	800,000	[3]	$0.16

All non-employee directors (three	300,000	[4]	$0.20
persons)	1,114,809	[5]	$0.16	$171,925

All other employees, other than those
specified above	none

     1 Based on a price of $0.29, the closing price of the common stock on the OTCBB on March 1, 2003, less the exercise price.

     2 Options granted May 28, 2003 with an expiration of May 28, 2013. Options have a two-year vesting schedule, vesting one-third on May 31, 2003, one-third on the first anniversary of the grant and one-third on the second anniversary of the grant, except for such earlier vesting permitted pursuant under the Plan.

     3 Options granted August 19, 2002 with an expiration of August 19, 2012. Options have a two-year vesting schedule, vesting 50% on August 19, 2002, 25% on the first anniversary of the grant and 25% on the second anniversary of the grant, except for such earlier vesting permitted pursuant under the Plan.

     4 Options granted May 28, 2003 with an expiration of May 28, 2013. Options were fully vested upon grant.

     5 Options granted August 19, 2002 with an expiration of August 19, 2012. Options were fully vested upon grant.

PROPOSAL 3: AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE
AUTHORIZED SHARES

General

Our Amended and Restated Certificate of Incorporation (the “Certificate”), as currently in effect, provides that the total number of shares of capital stock that we are authorized to issue is 250,000,000, consisting of 200,000,000 shares of Common Stock and 50,000,000 shares of preferred stock. On March 3, 2004, subject to approval by our stockholders, our board of directors approved an amendment to the Certificate to increase the number of shares of capital stock that we are authorized to issue to 300,000,000, consisting of 250,000,000 shares of Common Stock and 50,000,000 shares of preferred stock (the “Amendment”).

Reasons for Amendment

As of March 29, 2004 we have 131,257,321 shares of Common Stock outstanding, including 400,474 shares of treasury stock. In addition we have reserved a total of 65,176,817 shares of Common Stock for issuance upon the conversion of convertible notes and the exercise of outstanding warrants for the purchase of Common Stock and stock options, as we more fully describe below. If all reserved shares were issued we would have 196,434,138 shares of Common Stock outstanding. We currently have no shares of preferred stock outstanding.

During 2003 we issued an aggregate of $3,160,000 in principal amount of 12% Convertible Subordinated Notes due June 2005. The principal amount plus accrued and unpaid interest is convertible into Common Stock at the option of the holder at the rate of $0.16 per share. As of March 29, 2004 $130,000 in principal amount had been converted into Common Stock. If the remaining principal amount were converted immediately prior to the maturity of the notes and if we had not paid any accrued interest at that time, we would be required to issue a total of approximately 24,257,500 shares of Common Stock to the holders of the notes.

In connection with various financing transactions, we have issued warrants for the purchase of Common Stock. As of March 29, 2004 warrants for the purchase of an aggregate of 28,136,282 shares of Common Stock are outstanding.

In addition, pursuant to our equity incentive, or stock option, plan we have issued options to our employees, directors and certain consultants. As of March 29, 2004 options for the purchase of an aggregate of 12,783,035 shares of Common Stock are outstanding.

The board of directors may find it advisable at some point for the Company to issue additional shares of Common Stock, securities that are convertible into shares of Common Stock such as convertible debt, convertible preferred stock and warrants to purchase Common Stock, and additional options pursuant to our stock option plan. Situations that could give rise to the need to issue, or reserve for issue, additional equity securities include refinancing of existing debt obligations, the need for additional working capital or capital to fund the expansion of our business, and the acquisition of other businesses or assets. The board of directors does not currently have any plans to authorize the issuance of any such securities beyond the amounts currently authorized. However, we believe it is prudent business practice to provide the flexibility to do so if and when the board of directors deems it advisable.

Form of Amendment

If the Amendment is approved, the Section 4.1 of the Certificate would be amended to read as follows:

     Section 4.1. Total number of shares of Capital Stock. The total number of authorized shares of capital stock of all classes which the Company shall have the authority to issue is 300,000,000, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Approval

The affirmative vote of the holders of a majority of the shares of Common Stock that are outstanding as of the record date is required to approve the Amendment. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes will have the effect of negative votes on the proposal. Abstentions will have the effect of negative votes.

The board of directors recommends a vote FOR the approval of the Amendment.

PROPOSAL 4: RATIFICATION OF AUDITORS

The Company’s board of directors, in accordance with the recommendation of its Audit Committee, has appointed Grant Thornton LLP (“Grant Thornton”) to act as independent certified public accountants of the Company for the 2004 fiscal year. Stockholders are being asked to ratify this appointment. Grant Thornton served as our independent auditors for the fiscal year ended December 31, 2003.

Grant Thornton has informed us that they are independent with respect to our company within the meaning of the applicable published rules and regulations of the SEC, the pronouncements of the Independence Standards Board, and Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct, including its interpretations and rulings.

Representatives of Grant Thornton are expected to be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

The ratification of the appointment of Grant Thornton must receive the affirmative vote of the majority of the shares of common stock represented at the annual meeting in order to be approved by our stockholders. Abstentions and broker non-votes will not have any effect on the outcome of the proposed ratification.

The board of directors recommends a vote FOR the proposal to ratify the appointment of Grant Thornton as our independent auditors for the fiscal year ending December 31, 2004.

A proposal to ratify this appointment is being presented to the Stockholders at the Meeting because the board of directors believes that it is a good corporate practice and seeks stockholder ratification of and the selection of independent auditors. If the appointment of Grant Thornton is not ratified, the board of directors will evaluate the basis for the stockholders’ vote when evaluating whether to renew the firm’s engagement.

Audit-Related Fees

During our fiscal years 2003 and 2002 Grant Thornton billed us an aggregate of approximately $97,000 and $73,000, respectively for work related to our annual audit and quarterly reviews. It is the Audit Committee’s policy to pre-approve any such fees. All of the above fees were pre-approved.

Tax Related Fees

During our fiscal years 2003 and 2002 Grant Thornton billed us an aggregate of approximately $16,000 and $8,000, respectively for work related to preparation and review of our income tax returns. Beginning in fiscal 2004 it is the Audit Committee’s policy to pre-approve any such fees. None of the above fees were pre-approved.

Other Fees

During our fiscal year 2003 Grant Thornton billed us approximately $9,000 for the audit of our 401(k) retirement plan and approximately $10,000 for the review of registration statements related to financing transactions. During our fiscal year 2002 Grant Thornton billed us approximately $6,000 for the audit of our 401(k) retirement plan and approximately $4,000 for miscellaneous other services. Beginning in fiscal 2004 it is the Audit Committee’s policy to pre-approve any such fees, other than immaterial miscellaneous amounts. None of the above fees were pre-approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director and each nominee for director; (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation” below; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information included below is based upon the Company’s stock transfer records as maintained by the Company’s stock transfer agent and filings made with the SEC, and is as of February 29, 2004.

The number of shares of Common Stock beneficially owned by each director or executive officer is determined pursuant to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, an individual beneficially owns (i) any shares as that the individual has sole or shared voting power or investment power of and (ii) any shares, that the individual has the right to acquire through the exercise of any stock option or other right within the next 60 days. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in the following table of any shares deemed beneficially owned does not constitute admission of beneficial ownership of those shares.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
The Coastal Corporation
Second Pension Trust[1]	9,896,251		7.58%

SSJ Enterprises, LLC[2]	9,766,666	[3]	7.24%

Morton A. Cohn[4]	8,431,000	[5]	6.44%

Fayez Sarofim[6]	8,773,334	[7]	6.70%

Herman M. Frietsch	2,799,787	[8]	2.10%

Robert P. Capps	1,263,197	[9]	less than 1%

R. Eugene Helms	1,171,728	[10]	less than 1%

Robert E. Garrison	3,987,537	[11]	2.99%

Anton von Liechtenstein	2,413,382	[12]	1.82%

David H. Yedwab	500,000	[13]	less than 1%

All Directors and Executive Officers as a group (6 persons)	12,135,631	[14]	8.56%

[1]	The principal address of The Coastal Corporation Second Pension Trust is 1001 Louisiana Street, Houston, Texas 77002. The share information is based upon information provided by the holder to the SEC on said holder’s Schedule 13D.

[2]	The principal address of SSJ Enterprises, LLC is 992 East Seventh Street, Brooklyn, New York 11230. The share information is based upon information provided by the holder to the SEC on said holder’s Schedule 13D.

[3]	Includes 4,333,333 shares issuable upon the exercise of warrants.

[4]	The principal address of Morton A. Cohn is 800 Bering Street, Houston, Texas 77057. The share information is based upon information provided by the holder to the SEC on said holder’s Schedule 13D.

[5]	Includes 290,000 shares issuable upon the exercise of warrants.

[6]	The principal address of Fayez Sarofim is Two Houston Center, Suite 2907, Houston, Texas 77010. The share information is provided solely upon information provided by the holder to the SEC on said holder’s Schedule 13D.

[7]	Includes 290,000 shares issuable upon the exercise of warrants.

[8]	Includes 2,135,848 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days. Includes 161,939 shares that assume a conversion price of $1.00 per dollar of outstanding principal and interest on a loan made by Mr. Frietsch to the Company in December 1997. Includes 6,000 shares owned beneficially by Mr. Frietsch’s spouse as to which he disclaims beneficial ownership.

[9]	Includes 919,447 shares issuable upon exercise of options that are currently exercisable or become exercisable within 60 days. Includes 312,500 shares issuable upon conversion of convertible debt. Includes 31,250 shares issuable upon the exercise of warrants.

[10]	Includes 1,146728 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days.

[11]	Includes 1,000,000 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days. Includes 1,666,667 shares issuable upon the exercise of warrants.

[12]	Includes 750,000 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days. Includes 1,250,000 shares issuable upon conversion of convertible debt. Includes 125,000 shares issuable upon the exercise of warrants.

[13]	Represents 500,000 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days.

[14]	Includes 6,452,023 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days, 1,822,917 shares issuable upon the exercise of warrants, and 1,724,439 shares issuable upon the exercise of conversion rights related to certain debt. Includes 6,000 shares owned beneficially by Mr. Frietsch’s spouse as to which he disclaims beneficial ownership.

EXECUTIVE OFFICERS OF THE REGISTRANT

Information regarding the Company’s executive officers is set forth below. The executive officers of the Company are elected by the Board of Directors.

Name	Age	Office and Employment During Last Five Years
Herman M. Frietsch	64	Chairman of the Board since 1989, Chief Executive Officer since February 1997, Director since 1988, Executive Chairman from October 1995 to February 1997.

Robert P. Capps	50	Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since August 1999; Prior to joining the Company, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex, Inc. from 1996 to 1999 and Executive Vice President and Chief Financial Officer of Hadson Corporation from 1986 until 1996.

R. Eugene Helms	53	Executive Vice President, and Corporate Development Officer of the Company, Vice President and Chief Technology Officer since June 1996; President and Chief Executive Officer of DNA Computing Solutions, Inc. (a subsidiary of the Company) since January 2003; President and Owner of TeleSolutions Inc., a consulting firm, from January 1990 to 1996; Vice President, Engineering of Mizar, Inc., a DSP products manufacturer, from March 1994 to October 1995.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,500,407	$0.78	None
Equity compensation plans not approved by security holders[1]	3,265,593	$0.16	2,734,407
Total	10,766,000	$0.59	2,734,407

1 In August 2002 our board of directors approved an amendment to the Company’s Amended and Restated Stock Incentive Plan (the “Incentive Plan”), increasing the number of shares of common stock authorized to be issued under the Incentive Plan to 15,500,000 from 9,500,000. The Incentive Plan has been previously approved by our stockholders. However, the amendment that increased the authorized shares to be issued under the Plan beyond 9,500,000 has not yet been approved by our stockholders.

BOARD AND COMMITTEE MEETINGS

The business of the Company is managed under the direction of the board of directors. The board of directors is comprised of three classes, and each class serves a staggered three-year terms. Directors serve for the remainder of their respective terms or until their successors are elected. The board of directors meets regularly to review Company related activities, transactions, developments, and to act on matters requiring board approval. The board also holds special meetings and acts by written consent as may be necessary. The board of directors of the Company held 14 meetings during 2003. Each incumbent director attended at least 75% of (i) the aggregate of the total number of meetings of the board of directors during the period for which he was a director and (ii) the total number of meetings held by all committees of the board of directors on which the director served during the period he served.

The Company’s board of directors has three standing committees: the Audit Committee, the Compensation Committee, and the Stock Option Committee.

The Audit Committee approves the scope of the annual audit and makes recommendations to the Board of Directors concerning the selection of the Company’s independent auditors. The Audit Committee also advises the board of directors concerning the Company’s internal accounting controls, factors that may affect the quality and integrity of the Company’s financial reports, compliance by the Company’s management and employees with Company policies, and other matters. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors and the financial management of the Company. The independent auditors for the Company are ultimately accountable to the Board of Directors and the Audit Committee, who have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditors. The members of the Audit Committee are Messrs. Garrison, Liechtenstein and Yedwab. The Audit Committee met two times during 2003. See “Audit Committee Report” below.

We have appointed Mr. Garrison as our “audit committee financial expert” as defined in Item 401(e) of Regulation S-K promulgated by the SEC. Mr. Garrison and Mr. Liechtenstein may not be “independent” pursuant to Rule 16b-3 of Regulation S-K due to financing that they provided to us in 2003. See “-Certain Transactions” below. We believe that in all other respects both Mr. Garrison and Mr. Liechtenstein are independent.

The Compensation Committee determines policy and reviews activity concerning the compensation of the Company’s executive management and the Company’s employees generally. The members of the Compensation Committee are Messrs. Liechtenstein and Yedwab. In 2002 and 2003 the Compensation Committee was comprised of Messrs. Frietsch and Yedwab; however the committee did not meet during that period. See “Compensation Committee Report on Executive Compensation” below.

The Stock Option Committee determines policies and procedures for implementing and administering the Company’s stock option plans. The members of the committee are Messrs. Garrison and Liechtenstein. Meetings of the Stock Option Committee generally are adjunct to meetings of the Board. The Stock Option Committee met three times during 2003.

     Stockholder Communication with Board Members

     Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications which are received by the Secretary for the board’s attention, or summaries thereof, will be forwarded to the board has served the board’s and the stockholders’ needs. In view of recently adopted SEC disclosure requirements relating to this issue, the board may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the board of directors should be sent to it in care of the Secretary.

     Nominating and Corporate Governance Committee

     We have not established a Nominating and Corporate Governance Committee. Currently, the board performs the functions of a nominating committee, including identifying individuals qualified to become board members, recommending nominees to fill vacancies in the membership of the board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations concerning the size and composition of the Board, and conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company. board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the needs of the board at that time. In addition, the Board will consider whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

     The board has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

     The board will consider proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Board intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for Board consideration, the name of that nominee and related personal information should be forwarded to the Board, in care of the corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Board. See also “Stockholder Proposals” for bylaw requirements for nominations.

EXECUTIVE COMPENSATION

Compensation of Directors

Currently, employee directors receive no cash compensation for their services as directors. Each non-employee, outside director is entitled to receive a cash fee of $1,000 per month for service as a director. Members of the Audit, Compensation, and the Stock Option Committees each are entitled to receive a cash fee of $1,000 per month for each committee on which the director serves. At the election of each director at the beginning of each year, all fees are payable in cash or in Common Stock pursuant to the Directors’ Stock Plan. Directors can elect to defer receipt of the stock issued in payment of such fees to a future fiscal year. With respect to fiscal year 2003, all members of the board elected to receive their fee in cash. Directors also may receive grants of stock options at the discretion of the board.

For a discussion of certain transactions between the Company and certain directors and their affiliates, see “-Certain Relationships and Related Transactions.”

Compensation of Executive Officers

     Summary Compensation Table

The following table summarizes annual and long-term compensation for each of the last three fiscal years to Herman M. Frietsch, Chief Executive Officer of the Company, and the other two most highly compensated executive officers of the Company who were serving at December 31, 2003 and who received more than $100,000 in salary and bonus during the last fiscal year ended December 31, 2003 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
Annual Compensation

				Long-Term Compensation Awards (1)
				Other	Securities
				Annual	Underlying	All other
Name and Principal	Fiscal			Compen-	Options/	Compen-
Positions	Year	Salary ($)	Bonus ($)	sation ($)	SARS (#)	sation $ (2)
Herman M. Frietsch	2003	290,000	—	—	717,454	14,073
Chairman and Chief	2002	290,000	—	—	1,500,000	9,555
Executive Officer	2001	278,850	—	—	200,000	11,566

Robert P. Capps	2003	205,000	—	—	309,157	14,890
Executive Vice President,	2002	205,000	—	—	650,000	9,318
Chief Financial Officer,	2001	197,125	—	—	105,000	12,238
Treasurer and Secretary

R. Eugene Helms	2002	225,000	—	—	384,816	18,768
Executive Vice President	2002	225,000	—	—	800,000	12,906
and Corporate Development	2001	225,000	—	—	100,000	15,302
Officer

(1) The Company made no Restricted Stock Awards of Long Term Incentive Plan Payments.

(2) Consists of Matching contributions to the Company’s 401(k) defined contribution plan and insurance premium for life, disability, health and dental insurance.

The following table sets forth stock options granted in 2003 to each of the named executive officers. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed compound annual rates of stock price appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company’s Common Stock as the options are vested and exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options/			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees	Price	Expiration	Option Terms(1)
Name	Granted (#)	in 2003	($/Share)	Date	5% ($)	10% ($)
Herman M. Frietsch	717,454 (2)	23%	0.20	05/28/13	90,200	228,700
Robert P. Capps	309,157 (2)	10%	0.20	05/28/13	38,900	98,500
R. Eugene Helms	384,816 (2)	12%	0.20	05/28/13	48,400	122,700

(1) The amount shown on this table represents hypothetical gains that could be achieved for the respective stock options, if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder’s continued employment through the option period, and the date on which the options are exercises. These amounts are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(2) Options granted on May 28, 2003. Options have a two-year vesting schedule, vesting one-third on May 31, 2003, one-third on the first anniversary of the grant and one-third on the second anniversary of the grant, expect for such earlier vesting permitted under the terms of the Incentive Plan.

The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2003 by the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2003 and the aggregate gains that would have been realized had these options been exercised on December 31, 2003, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2003.

AGGREGATED OPTION/ EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised		Value of Unexercised In-the-Money Options at
	Shares Acquired on	Value	Options at Fiscal Year-End		Fiscal Year-End (1)($)
	Exercise	Realized			($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Herman M. Frietsch	—	—	2,056,667	833,333	113,200	57,700

Robert P. Capps	—	—	805,000	380,000	49,000	24,900

R. Eugene Helms	—	—	1,020,000	455,000	60,400	30,800

(1) Market value of shares covered by in-the-money options on December 31, 2003, less the option exercise price. Options are in-the-money if the market value of the shares is greater than the option exercise price.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the board of directors of the Company consists of the committee’s Chairman Mr. Liechtenstein and Mr. Yedwab. Both Mr. Liechtenstein and Mr. Yedwab are independent directors. While the Compensation Committee did not meet in 2003, Mr. Frietsch and Mr. Yedwab comprised the Compensation Committee during that time. Mr. Frietsch is Chairman of the Board and Chief Executive Officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee oversees the compensation policies and practices of the Company. The current members of the Compensation Committee are Anton von Liechtenstein and David H. Yedwab. The Board of Directors determines compensation committee.

Overview and Philosophy

The Compensation Committee in considering executive compensation follows the general guideline of pay-for-performance while taking into account the need to provide overall compensation arrangements intended to attract, motivate and retain qualified and effective executives. Individual performance standards, expectations and accomplishments are reviewed and considered in order to relate the compensation of executives to the Company’s strategy, objectives and progress.

Various elements of compensation fulfill different roles in the attraction, motivation and retention of qualified officers and employees. For Named Executive Officers, the primary focus is on variable and contingent forms of compensation. Accordingly, executive officer compensation is mainly comprised of base salary, cash incentive bonuses and long-term incentive compensation in the form of stock options. Executive officers also participate in the Company’s benefit plans for employees including medical insurance and our 401k) plan.

Since January 1, 2001 compensation of the Company’s executive officers has been pursuant to employment contracts entered into on that date, other than the issuance of stock options. There have been no adjustments to base salary, no bonuses granted and no changes to other benefits, other than those offered to all employees.

Base Salary

Base salary levels for the Company’s executive officers, including the Chief Executive Officer, are intended and believed to be comparable and competitive relative to companies in the technology industry and other companies in similar or analogous circumstances. In determining base salaries, the Compensation Committee also took into account individual experience and performance and specific issues particular to the Company.

Compensation of CEO

Compensation arrangements for the Chief Executive Officer are determined by the Company’s board of directors taking into consideration executive compensation in comparable circumstances and competitive conditions. It is the policy of the Board of Directors to continue such process of review and determination concerning compensation arrangements relative to the Company’s Chief Executive Officer.

Annual Cash Bonus Program

The Company does not have any formal incentive compensation arrangements for its executive officers. No executive officer received bonus payments during fiscal year 2003.

Stock Options

To further link the interests of management with those of the Company’s stockholders, stock options are granted periodically to qualified employees, managers, officers and directors under the Company’s stock incentive plans. Stock options are consistently granted at option prices approximating market price at the time of the grant. To encourage continued service, the options normally vest over three years in three equal annual installments or upon the fulfillment by the employee of certain performance-based criteria, and expire ten years after grant. If the performance criteria are not achieved, the options normally vest one month prior to an expiration date, which may be ten years after the date of the grant. In prior years, rather than granting new options under the plan, the Company occasionally has offered to reprice previous options provided vesting restrictions and any related performance criteria are also reset. Stock options granted to executive officers are considered to be appropriate in terms of the market value of the shares covered by the options relative to performance, other forms of compensation and taking into consideration the possible future value of the options. The grant of stock options is approved by the Stock Option Committee.

Benefits

The Company provides medical and dental benefits to its executive officers pursuant to the Company’s medical plans and disability and life insurance through its other benefit plans. All of the Company’s employees are eligible to participate in these plans.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions. This report of the Compensation Committee on executive compensation is submitted by the current members of the committee as noted below:

Compensation Committee

Anton von Liechtenstein, Chairman David H. Yedwab

March 29, 2004

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2003.

The Audit Committee acts pursuant to a written charter that was originally adopted by the board of directors of the Company in June 2000. The Audit Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management and it has discussed with Grant Thornton LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) relating to the conduct of the audit. The Audit Committee has also received written disclosures and a letter from Grant Thornton LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP the independence of that firm.

The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix “A” to this Proxy Statement. Each of the members of the Audit Committee qualifies as an “independent” director under the current listing standards of the National Association of Securities Dealers.

Based upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Audit Committee

Robert E. Garrison II, Chairman
Anton von Liechtenstein
David H. Yedwab

March 29, 2004

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers (as defined in Rule 16a-1(f)), directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from persons required to file such reports (“Reporting Persons”), the Company believes that all filing requirements applicable to such Reporting Persons were timely complied with during the fiscal year ended December 31, 2003.

Employment Agreements

Herman M. Frietsch

     The Company has had a contractual employment relationship with Mr. Frietsch since 1995. This arrangement was recently revised, incorporated in, and reformatted by an Employment Agreement effective as of January 1, 2001. Mr. Frietsch has agreed to continue to serve as Chairman and Chief Executive Officer of the Company. His employment agreement provides for a term that ends on December 31 following the third anniversary of the date that the Board of Directors notifies Mr. Frietsch that the automatic daily extension of his agreement will be discontinued. Mr. Frietsch receives a base salary of $290,000 per year, subject to increase at the determination of the Board of Directors, and may receive a discretionary bonus subject to determination by the Board of Directors. Mr. Frietsch is also entitled to receive options to purchase Common Stock pursuant to the Company’s Stock Incentive Plan. In the event of a termination of Mr. Frietsch’s employment (other than if Mr. Frietsch is terminated for “cause” or if he terminates “without good reason”), all unvested stock options issued and outstanding shall vest upon such termination.

     In the event of a termination by the Company for “cause” (as defined in the agreement) or by Mr. Frietsch “without good reason,” then the Company’s obligation to pay compensation and benefits shall terminate as of that date, other than for salary and benefits already accrued. In the event of termination of the agreement by the Company “without cause” or by Mr. Frietsch for “good reason” (e.g., a material breach of the employment agreement by the Company, a material change in the nature or scope of his authority and duties, his salary is reduced, bonus eligibility is denied or required compensation payments are not made), then the Company shall pay Mr. Frietsch as severance pay, at Mr. Frietsch’s option, in accordance with the general payroll practices of the Company or in a lump sum payment, the greater of (i) $1,000,000 or (ii) the sum of three years of his base salary as of the date of termination. If Mr. Frietsch is terminated upon or within twelve months of a “change in control,” the Company shall pay as severance pay and as liquidated damages, at Mr. Frietsch’s option the greate, of (i) the sum of three years of his base salary and (ii) $1,000,000. In the event of termination for disability or death, then Mr. Frietsch or his estate, as the case may be, is entitled to receive payments equal to three years of his base salary at the time of termination. All payments shall either be made in accordance with the Company’s general payroll practices or in a lump sum payment. Mr. Frietsch is entitled to a gross-up payment to compensate for any excise taxes imposed.

R. Eugene Helms

     Dr. Helms is a party to an Employment Agreement with the Company dated January 1, 2001, which provides for his continued employment as Executive Vice President and Corporate Development Officer. Pursuant to the arrangement, Dr. Helms is to receive a base salary of $225,000 per year. The term of the arrangement extends through January 1, 2005 and is automatically renewed for subsequent one-year terms, unless either party provides notice of termination in accordance with the provisions of the agreement. The Company may terminate Dr. Helms for disability, cause, without cause, and for death or disability, and Dr. Helms may terminate the agreement for good reason and without good reason (as defined in the agreement). In the event of Dr. Helms’ disability, as defined, the Company has no obligation to pay further benefits under the Agreement. In the event of termination for cause by the Company or without good reason by Dr. Helms, the Company’s obligation to pay compensation and benefits shall also terminate. If the Company terminates Dr. Helms without cause or he terminates the arrangement for good reason, then the Company shall be required to make a severance payment in an amount equivalent to Dr. Helms’ base salary for the greater of (i) two years following the date of termination or (ii) the remainder of the term of the agreement. Finally, in the event Dr. Helms is terminated due to a change in control, then he is to receive as severance pay and liquidated damages, an amount equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code). All payments shall either be made in accordance with the Company’s general payroll practices or in a lump sum payment. Dr. Helms continues to be eligible for bonuses and stock options at the Company’s discretion. Further, in accordance with the terms of the Stock Incentive Plan, Dr. Helms’ options vest in the event of a change in control (as defined in the agreement). Dr. Helms is entitled to gross-up payments to compensate for any excise tax imposed. In the event of Dr. Helms’ death prior to the expiration of the agreement, his employment and obligations to the Company shall automatically terminate and his compensation shall terminate as of the end of the month of his death. However, for the balance of the term of the agreement after his death, his beneficiaries will be entitled to receive their Company benefits payable under a life insurance policy provided by the Company and other amounts reimbursable to Dr. Helms by the Company.

Robert P. Capps

     Mr. Capps is party to an Employment Agreement with the Company dated January 1, 2001, which provides for his continued employment as Executive Vice President and Chief Financial Officer. Pursuant to the arrangement, Mr. Capps is to receive a base salary of $205,000 per year. The term of the arrangement extends through January 1, 2005 and is automatically renewed for subsequent one-year terms, unless either party provides notice of termination in accordance with the provisions of the agreement. The Company may terminate Mr. Capps for cause, without cause, and for death or disability, and Mr. Capps may terminate the agreement for good reason and without good reason (as defined in the agreement). In the event of Mr. Capps’ disability, as defined, the Company has no obligation to pay further benefits under the Agreement. In the event of termination for cause by the Company or without good reason by Mr. Capps, the Company’s obligation to pay compensation and benefits shall also terminate. If the Company terminates Mr. Capps without cause or he terminates the arrangement for good reason, then the Company shall be required to make a severance payment in an amount equivalent to Mr. Capps’ base salary for the greater of (i) two years following the date of termination or (ii) the remainder of the term of the agreement. In the event Mr. Capps is terminated due to a change in control, then he is to receive as severance pay and liquidated damages, an amount equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code). All payments shall either be made in accordance with the Company’s general payroll practices or in a lump sum payment. Mr. Capps continues to be eligible for bonuses and stock options at the Company’s discretion. Further, in accordance with the terms of the Stock Incentive Plan, Mr. Capps’ options vest in the event of a change in control (as defined in the agreement). Mr. Capps is entitled to gross-up payments to compensate for any excise tax imposed. In the event of Mr. Capps’ death prior to the expiration of the agreement, his employment and obligations to the Company shall automatically terminate and his compensation shall terminate as of the end of the month of his death. However, for the balance of the term of the agreement after his death, his beneficiaries will be entitled to receive their Company benefits payable under a life insurance policy provided by the Company and other amounts reimbursable to Mr. Capps by the Company.

Certain Relationships and Related Transactions

In March 2003, one of our directors, Robert Garrison, provided a guarantee in the amount of $150,000 as partial security for a revolving credit agreement with a bank. Mr. Garrison received “conversion rights,” entitling him to purchase 1,250,000 shares of common stock at a price of $0.12 per share and warrants to purchase 1,666,667 shares of common stock at a price of $0.15 per share. In November 2003 he, along with the other guarantors, exercised the conversion rights and purchased 1,250,000 shares of common stock for $150,000 cash. The proceeds were used to repay amounts outstanding under the guaranteed bank facility. The guarantee was extinguished upon repayment of the facility.

In August 2003 the Company issued 12% Convertible Subordinated Notes Due June 2005 with an aggregate principal balance of $200,000 to another director, Anton Liechtenstein, and notes with an aggregate principal balance of $50,000 to an officer, Robert P. Capps, in satisfaction of cash advances of the same amounts that they had made to the Company. The notes bear interest at 12% annually and are due June 30, 2005. The notes may be converted into common stock at the option of the holder at the rate of $0.16 per share. Mr. Liechtenstein and Mr. Capps also received warrants to purchase 125,000 and 31,250 shares of the Company’s common stock, respectively. The warrants have an exercise price of $0.16 per share and may be exercised at any time until August 2007. The original advances by Mr. Liechtenstein and Mr. Capps were unsecured, non-interest bearing advances with no specified repayment date. The securities issued to Mr. Liechtenstein and Mr. Capps have terms identical to those we issued in July and August of 2003 to a group of unrelated investors.

Comparative Stock Performance

The following graph compares the cumulative total stockholder return over the past five years on the Company’s Common Stock (Nasdaq Stock Market trading symbol ICOM) through December 31, 2003 with the cumulative total return (including reinvested dividends) of the Russell 3,000 Index (“Russell 3000”) and the Nasdaq Stock Market Total Return Index for United States stocks (“Nasdaq-US”). We do not believe that available published industry or line-of-business indexes are comparable with our business. In addition, due to the very limited number of public companies involved in our business, we do not believe we can identify a representative peer group. Therefore we selected the Russell 3000 because we believe it includes companies with capitalization similar to ours. This graph assumes the investment of $100 at the market close on December 31, 1998. Amounts have been rounded to the nearest dollar. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	1998	1999	2000	2001	2002	2003	CAGR(1)
TERA	100	92	25	6	11	17	-17%
Russell 3000	100	119	109	95	74	95	-1%
Nasdaq-US	100	186	113	89	61	91	-2%

(1) Compound Annual Growth Rate for the five years ending December 31, 2003.

ANNUAL REPORT

The 2003 Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2003, is being mailed to each stockholder receiving this Proxy Statement, but does not form any part of the proxy solicitation material.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the Meeting nor does the Board of Directors know of any matters, which other persons intend to bring before the Meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the Board of Directors.

2005 ANNUAL MEETING

If any Stockholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company’s Board of Directors with respect to the next Annual Meeting of Stockholders, such proposal shall have been presented to the Company’s management by January 2, 2005, pursuant to Regulation 14a-8 under the Securities Exchange Act of 1934. Such proposals should be directed to the Company, 1240 East Campbell Road, Richardson, Texas 75081, Attention: Secretary.

With respect to Stockholder proposals not included in the Company’s proxy statement and form of proxy, the Company may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the Stockholder does not give timely notice of the matter to the Company by the date determined under the Company’s By-Laws for the submission of business by Stockholders. The Company’s By-Laws state that to be timely, notice and certain related information must be received at the principal executive offices not less than 60 and no more than 90 days prior to the anniversary date of the previous year’s annual meeting of Stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. It is currently expected that the 2005 Annual Meeting of Stockholders will be held on or about May 15, 2005.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

By Order of the Board of Directors
Dated: April 5, 2004	Herman M. Frietsch
Chairman and Chief Executive Officer

Appendix A

Charter of the Audit Committee of the Board of Directors

Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

Monitor the independence and performance of the Company’s independent auditors.

Provide an avenue of communication among auditors, management, the Chief Financial Officer, legal counsel and the Board of Directors.

Encourage adherence to, and continuous improvement of, the Company’s policies, procedures, and practices at all levels.

Review areas of potential significant financial risk to the Company.

Report to the Board of Directors concerning the foregoing matters.

The Audit Committee has the authority, upon prior notification of, and consultation, as appropriate, with the Chairman of the Board, to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as employees. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend any meeting the of the Committee or to meet with any members of, or consultants to, the Committee.

Audit Committee Composition and Meetings

The Audit Committee members shall meet the requirements of The Nasdaq Stock Market. The Audit Committee shall be comprised of two or more directors (which shall be increased to three or more directors on or before June 14, 2001) as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If the Board shall have established a Nominating Committee, Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. The members of the Committee shall designate a Chair by majority vote of the Committee membership, and the Chair shall preside at all meetings of the Committee.

The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda and circulate it to the other members of the Committee in advance of each meeting. In developing the agenda, the Chair may consult with management, legal counsel, the Chief Financial Officer and other committee members. The agenda shall be consistent with this charter. The Committee shall meet privately in executive session at least annually with management, the Chief Financial Officer, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believes should be discussed. In addition, the Committee, or at least its Chair, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

Audit Committee Responsibilities and Duties

Review Procedures

The Audit Committee shall:

Review and reassess the adequacy of the Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published periodically in accordance with SEC regulations.

Review the Company’s annual audited financial statements prior to issuance by the auditors of their report thereon, filing with the SEC and distribution to third parties. Review shall include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

In consultation with the management, the independent auditors, and the Chief Financial Officer, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review any significant findings prepared by the independent auditors and the Chief Financial Officer together with management’s responses.

Review with management responsible for the financial statements and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

The Audit Committee shall approve the fees and other significant compensation to be paid to the independent auditors.

On an annual basis, the committee shall (i) obtain a written statement from the independent auditor delineating all relationships between the auditor and the Company, (ii) review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence, and (iii) recommend to the Board that it take appropriate action in response to the independent auditors’ report to satisfy the Committee of the independence of the auditors.

The Audit Committee shall review the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

Prior to releasing the year-end earnings, the Audit Committee shall discuss the results of the audit with the independent auditors. The Audit Committee shall discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

The Audit Committee shall consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Audit and Legal Compliance

The Audit Committee shall:

Review the Company’s system of internal controls, as needed.

Review the appointment, performance, and replacement of senior financial management of the Company.

On at least an annual basis, review with the Company’s legal counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

The Audit Committee shall:

The Audit Committee shall prepare, or shall cause to be prepared and shall review, the Audit Committee Report to be included in the proxy statement for use in connection with the annual shareholders’ meeting. The contents of the report will comply with the requirements of the SEC.

Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws.

TERAFORCE TECHNOLOGY CORPORATION
PROXY SOLICITED BY DIRECTORS FOR ANNUAL MEETING
May 19, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the notice of annual meeting, proxy statement, and annual report for the year ended December 31, 2003, hereby appoints Herman M. Frietsch and Robert P. Capps, and each of them, with full power of substitution, are hereby authorized as attorneys and proxies of the undersigned to represent and to vote all shares of the undersigned in TeraForce Technology Corporation at the annual meeting of stockholders of TeraForce Technology Corporation to be held on May 19, 2004, and at any adjournments thereof.

     Please date, sign and mail your proxy card back as soon as possible!

     Annual Meeting of Stockholders
TERAFORCE TECHNOLOGY CORPORATION

May 19, 2004

☐ Please Detach and Mail in the Envelope Provided ☐

[X] Please mark your votes as in this example.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.
	FOR THE ELECTION OF	WITHHOLD
	Prinz Anton Von Liechtenstein	AUTHORITY
AS DIRECTOR TO TERM
EXPIRING 2005
(except as marked to the contrary below)

	[ ]	[ ]

	FOR THE ELECTION OF	WITHHOLD
	ROBERT E. GARRISON II	AUTHORITY
AS DIRECTOR TO TERM
EXPIRING 2006
(except as marked to the contrary below)

	[ ]	[ ]

	FOR THE ELECTION OF	WITHHOLD
	Herman M. Frietsch	AUTHORITY
AS DIRECTOR TO TERM EXPIRING 2007
(except as marked to the contrary below)

	[ ]	[ ]

	FOR THE ELECTION OF	WITHHOLD
	David H. Yedwab	AUTHORITY
AS DIRECTOR TO TERM EXPIRING 2007
(except as marked to the contrary below)

	[ ]	[ ]

		FOR	AGAINST	ABSTAIN
2.	Amend the Company’s Amended and Restated Stock Incentive Plan to increase the number of shares reserved for issuance.	[_]	[_]	[_]
		FOR	AGAINST	ABSTAIN
3.	Amend and Restate the Company’s Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.	[_]	[_]	[_]
		FOR	AGAINST	ABSTAIN
4.	Approval of appointment of Grant Thornton, LLP as independent certified public accountants for the year ending December 31, 2004.	[_]	[_]	[_]

In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE PROXIES SHALL VOTE FOR EACH OF THE NOMINEES SPECIFIED ABOVE AND FOR PROPOSALS 2 THROUGH 4 ABOVE.

Signature                                        Signature if held jointly                                          Dated:                    , 2004

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.